ZIONS BANCORPORATION
Press Release – Page 1

***FOR IMMEDIATE RELEASE***

For: ZIONS BANCORPORATION, N.A. Contact: James Abbott
One South Main Street Tel: (801) 844-7637
Salt Lake City, Utah 84111 August 14, 2020
Harris H. Simmons
Chairman/Chief Executive Officer

KEITH D. MAIO NAMED TO SUCCEED EDWARD P. SCHREIBER AS ZIONS BANCORPORATION’S CHIEF RISK OFFICER

SALT LAKE CITY, August 14, 2020 – Zions Bancorporation (“Zions” or “the Company) announced today that it has named Keith D. Maio to succeed Edward P. Schreiber as Executive Vice President and Chief Risk Officer, effective October 1, 2020, upon Mr. Schreiber’s retirement after seven and a half years with the Company.

Mr. Maio has served in a variety of capacities during his 28 years with Zions Bancorporation, including as President and CEO of National Bank of Arizona and, most recently, as Zions’ Executive Vice President and Chief Banking Officer, with management responsibility for the Bank’s wealth management, mortgage banking, enterprise retail banking and other functions.

Mr. Schreiber has served as Zions’ Chief Risk Officer since joining the Bank in 2013, having previously served in a similar role at TD Bank, N.A, and as a National Bank Examiner with the Office of the Comptroller of the Currency. Mr. Schreiber recently completed a term as Chairman of the Risk Management Association, the financial services industry’s leading organization for risk management professionals. He will continue in a part-time consulting capacity with Zions Bancorporation through mid-2021.

Harris H. Simmons, Chairman and CEO of Zions Bancorporation, stated, “I deeply appreciate the many contributions Ed Schreiber has made to building a more durable, and much more resilient bank during his time with Zions Bancorporation. He’s been a pragmatic problem solver and an invaluable member of our team, balancing risk management discipline with the need to remain competitive. We wish him well as he transitions into retirement, and we’re delighted that he’ll maintain ties with the Bank over the next few quarters in a consultative role.

ZIONS BANCORPORATION
Press Release – Page 2

Mr. Simmons continued, “Keith Maio is one of the most well-rounded and knowledgeable bankers with whom I’ve ever had the pleasure of working. He’s a great leader, and he brings a wealth of front-line experience to his new role. Keith is decisive, strong, scrupulous and fair. I look forward to working with him in this critical role during a particularly challenging time for our economy and our industry.”

Zions Bancorporation, N.A. is one of the nation's premier financial services companies with annual net revenue of $2.8 billion in 2019 and more than $70 billion of total assets. Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington and Wyoming. The Bank is a consistent national and statewide leader of customer survey awards in small and middle-market banking, as well as a national leader in Small Business Administration lending and public finance advisory services. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at zionsbancorporation.com.